BROWNING DEVELOPMENT
                               SUNSHINE PROPERTIES
                                      LEASE
                         Edgewater North Commerce Center

                                Orlando, FL 32810
                                  407 774-1259

         THIS AGREEMENT, entered into on this 6/25/98 between BROWNING DEVELOPMENT, 606 Fox Valley Drive, Longwood, FL 32779, hereinafter called the Lessor, and Seair, and Steven H. Kerr, hereinafter called the Lessee.

         WITNESSED, That the said Lessor does lease to the Lessee and the Lessee does lease that 6,000sqft contiguous room or space described as: Suite 1110, and the offices of 1108 6831 Edgewater Commerce Parkway, Orlando, FL 32810.

         No trash or items to be left around the dumpster, or out side of buildings. The dumpster provided for normal trash from offices and warehouses at a fee of $0.00 monthly, and not for materials generated from business operation. Trash pick up may be secured by adding additional pick up by trash collector at pro-rated amount of additional pick up charge. All boxes mus be cut down to flat to be put in dumpster.

         Zoning is Orange County I-3 all activity must conform to zoning.

         Delivery of the Premises to Lessee will be on the 10th of August, rent shall start on the 15th of August. The rent of $4,000.00 plus sales tax will be a start up figure, a rent of $3,000.00 plus sales tax will be in effect when Seair moves out of suite 1108. Any prepaid rent at the $4,000.00 level will apply to suite 1110 starting the first of the month after the move. Steve and Don will work out adjustments to the 1108 suite over the next 30-60 days, this will allow Steve time to add an office in 1110 to fit his needs.

         Light fixture and bulbs are maintained at Lessee's expense. In general day to day repairs and maintenance are at Lessee's expense and structural repairs are Lessor's expense.

         Air conditioning is provided in new condition and is to be repaired or replaced and maintained by Lessee. Warranty of 50% payment by Lessor may be maintained by quarterly maintenance of the system and monthly filter replacement. Quarterly inspections and service may be by Central Florida Heat & Air, (the installer) or another company approved by the Lessor. A copy of the service report must be forwarded to Lessor after each service. If system is regularly maintained and the filters are changed monthly, the Lessor will pay 1/2 capital repairs, and replacements, excluding damage done by Lessee or the Lessee's employees.


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



         Cam charges are the triple net items of insurance, real estate taxes, and maintenance. The blended lease rate includes office, warehouse and Cam charges, as the facility is new there will be few if any maintenance increases such as re-paving etc. however after the second year any real estate tax increase, or insurance, dumpster increase will be passed on to Lessee on a per square foot of leased space basis. Any increase will be supported by tax bills, or other supporting receipts. This increase is to keep the blended rent amount of office, warehouse and cam charges as close as possible to a market rent. The area that will be subjected to a cam up charge based on actual increases, if in fact it occurs is real estate taxes, dumpster, parking lot and yard maintenance and insurance.

         All damage to the Leased property by the Lessee will promptly be repaired by a party agreeable to the Lessor. All repairs must be to the original style and condition of leased property. Keys may be changed and security system installed by Lessee. If key to front solid door is changed a key must be added to the fire department lock box at front of the building.

         The Lessee shall not cause toxic chemicals, toxic wastes, including but not limited to, inks, dyes, oils or other non biodegradable compounds, enter the sewer system, ground water, water retention system, or the soil. In the event hazardous waste is generated, the Lessee agrees to abide by the Uniform Hazardous Waste State and Federal Code, maintain a valid US EPA generator's ID number. The Lessee agrees to pay for all clean up and testing for all spills or other contamination caused by the Lessee on the leased property. Nothing may be allowed to go into the ground.

         Suite 1108 offices, and 1110 6831 Edgewater Commerce Parkway, Orlando, FL 32810 to be used and occupied by the Lessee for the term of three years, and occupied by the Lessee as an office and/or warehouse, and for no other purpose for the term of 36 months subject and conditioned on the provisions of this lease, beginning 8/15/98, and ending the 31st day of July, 2001. To be extended or amended by both parties agreement.

         Lease for the agreed total rental payable as follows: ANNUAL RENT INCREASE 3.5% or CPI to limit of 7.5% (SEE ITEM 22). Option of 3.5%.

         TENANT TO PAY ELECTRIC CHARGES (and water charges above normal office rest room usage).

         Lessee shall carry a public liability policy for his business operations, fire, and legal liability coverage to adequately cover the Lessee exposure. The Lessor, Sunshine Properties, Donald and Leslie Browning, must be a named insured to protect the Lessor in the event of a loss caused by the Tenant.

         A $50.00 late charge shall be due, if the lease payment is over 5 days late. Lessee must perform its work inside suite. Occasional outside loading etc. is allowed but must be performed so as not to cause a problem to other tenants. There are 3 parking spaces in front of the suite. No parking along curb in front of building. Additional parking is allowed in general access parking.

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No storage or parking behind the building, except as needed for loading. A neat, clean business like appearance must be maintained in the Commerce park. Engine testing or break-in must be done in a time and manor sensitive to neighbors.

         Rental Charges as Follows:
         $    0.00      Water (this charge will adjust if usage increases above estimate)
         $4,240.00      Check amount $4,000.00 per month plus sales tax at 6%
         $    0.00      STANDARD SIGN TO BE AFFIXED TO SUITE FRONT IN HOLDER
                        PROVIDED. NO OTHER SIGNS ALLOWED. Sign provided by Steve
         $  500.00      SECURITY DEPOSIT
         $8,980.00      Total Start up Payment, First, Last, Security deposit.

         All payments to be made PAYABLE TO SUNSHINE LANE PROPERTIES, and delivered to the Lessor by the 1st day of each month in advance without demand at the office of BROWNING DEVELOPMENT, 606 Fox Valley Drive, Longwood, FL 32779, or at such other place and to such other person as the Lessor may from time to time designate in writing.

         The following express stipulations and conditions are made a part of this lease and are hereby assented to by the Lessee and Lessor:

         FIRST: The Lessee shall not assign this lease, nor sublet the premises, or any part hereof, nor permit the same, or any part thereof, to be used for any other purpose than the above stipulated, nor make any alterations therein, and all additions thereto, without written consent of Lessor, and all additions, fixtures or improvements which may be made by Lessee, except movable furniture shall become the property of the Lessor and remain upon the premises as a part thereof, and be surrendered with the premises at the termination of this lease.

         SECOND: All personal property placed or moved in the premises above described shall be at the risk of the Lessee or owner thereof, and Lessor shall not be liable for any damage to said personal property, unless the damage is caused by lessor or its employees.

         THIRD: That the tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, City and County government and/or any and all their Departments and Bureaus applicable to said premises, for the correction, prevention, and abatement of nuisances or other grievances, in, upon or connected with said premises during said term.

         FOURTH: In the event the premises shall be destroyed or damaged or injured by fire or other casualty during the life of this agreement, then the Lessor shall have the right to render said premises tenantable by repairs within NINETY days therefrom, the time shall be 30 days unless some component such as steel must be ordered. If said premises are not rendered tenantable within said time, it shall be optional with either party hereto to cancel this lease, and in the event of such

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cancellation the rent shall be paid only to the date of such fire or casualty.
The cancellation herein mentioned shall be evidenced in writing.

         FIFTH: The prompt payment of the rent for said premises upon the dates named and the faithful observance of the rules and regulations promulgated by the Lessor and which are hereby made a part of this covenant. The conditions upon which lease is made and accepted and any failure on the part of the Lessee to comply with the terms of said lease, or any of said rules and regulations now in existence, or which maybe here after prescribed by the Lessor, shall at the option of the Lessor, work a forfeiture of this contract, and all of the rights of the Lessee hereunder and hereupon the Lessor, his agents or attorneys, shall have the right to enter said premises, and the Lessee thereby expressly waives any and all notice required by law to terminate tenancy, and also waives any and all legal proceedings to recover possessions of said premises, and expressly agrees that in the event of a violation of any of the terms of this lease, or of said rules and regulations, now in existence, said Lessor, his agent or attorneys, may immediately re-enter said premises and dispossess Lessee without legal notice or the institution of any legal proceedings whatsoever.

         SIXTH: If the Lessee shall abandon or vacate said premises before the end of the term of this Lease, or shall suffer the rent to be in arrears, Lessor may, at his option, forthwith cancel this lease or may enter said premises as the agent of the Lessee, without being liable in any way therefore, and re-let the premises with or without any furniture that may be therein, as for such duration of time as the Lessor may determine and receive the rent therefore, applying the same to the payment of the rent due by those present, and if the full rental herein produced shall not be realized by Lessor over and above the expenses to the Lessor in such re-letting, said Lessee shall pay any deficiency.

         SEVENTH: Lessee agrees to pay the cost of collection including attorney's fee on any part of said rental that may be collected by suit or by attorney, after the same is past due.

         EIGHT: The parties agree that all electrical charges shall be paid by the Lessee. (Normal water is in cam charge).

         NINTH: The failure on the part of the Lessee to make timely rental payments on due date or within 5 days thereafter, the Lessor may at it's option consider said Lessee a tenant at sufferance, and immediately re-enter upon said premises and the entire rent for the rental period than next ensuing shall at once be due and payable and may forthwith be collected by distress or otherwise.

         A $50.00 late charge shall be due, if the lease payment is 5 days late.

         TENTH: It is agreed and understood that the Lessee shall neither place nor cause to be placed directly or indirectly upon the premises leased any lien for service performed and/or materials provided.

         ELEVENTH: The Lessor, or any of his agent, shall have the right to enter said premises, during all reasonable hours, to examine the same to make such repairs, additions or alterations as

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may be deemed necessary for the safety of said premises. This is for emergency repair, any entry that is not safety or somehow very timely in nature, (like a leak in the water system) will be with reasonable notice by both parties.

         TWELFTH: The Lessee hereby accepts the premises in the condition they are in at the beginning of this lease and agrees to maintain said premises in the same condition, order and repair as they are at the commencement of said term, excepting only reasonable wear and tear arising from the use thereof under this agreement, and to make good to said Lessor immediately upon demand, any damage to electric lights or any fixtures, appliances or appurtenances of said premises, or of the building, caused by any act of negligence of Lessee, or of any person or persons in the employ or under the control of Lessee.

         THIRTEENTH: It is expressly agreed and understood by and between the parties to this agreement, that the landlord shall not be liable for any damage or injury by water, which may be sustained by said tenant or other person or for any other damage or injury resulting from the carelessness, negligence or improper conduct on the part of any other tenant or agents, or employees. Lessee shall carry a public liability policy or his business operations, fire, and legal liability coverage to adequately cover the Lessee exposure. The Lessor must be a named insured to protect the Lessor in the event of a loss caused by the Tenant.

         FOURTEENTH: If the Lessee shall become insolvent or if bankruptcy proceedings shall be begun by or against the Lessee, before the end of said term the Lessor is hereby irrevocably authorized, at its option, to forthwith cancel this lease, as to a default. Lessor may elect to accept rent from such receiver, trustee, or other judicial officer during the term of their occupancy in their fiduciary capacity without effecting Lessor's rights as contained in this contract, but no receiver, trustee or other judicial officer shall ever have any right, title or interest in or to the above described property by virtue of this contract.

         FIFTEENTH: This contract shall bind the Lessor and its assigns or successors, and the heirs, assigns, administrators, legal representative, executors, or successors as the case may be, of the Lessee.

         SIXTEENTH: It is understood and agreed between the parties hereto that time is of the essence of this contract and this applies to all terms and conditions contained herein.

         SEVENTEENTH: It is understood and agreed between the parties hereto that written notice mailed or delivered to the office of the Lessor shall constitute sufficient notice to the Lessor, to comply with the terms of this contract.

         EIGHTEENTH: The rights of the Lessor under the foregoing shall be cumulative, and failure on the part of the Lessor to exercise promptly any rights given hereunder shall not operate to forfeit any of the said rights.


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         NINETEENTH: It is further understood and agreed between the parties hereto that any charges against the Lessee by the Lessor for services or for work done on the premises by order of the Lessee or otherwise accruing under this contract shall be considered as rent due and shall be included in any lien for rent due and unpaid.

         TWENTIETH: Lessee agrees to subordinate its leasehold interest to any new mortgage placed on premises. Lessee will sign any necessary, and reasonable papers, at request of Lessor, to allow said subordination.

         TWENTY-FIRST: The Lessee agrees to use a sign approved by Lessor.

         TWENTY-SECOND: At the end of each lease year, the rent will be increased by 3.5% or CPI with cap at 7.5% (Option of 3.5%).

         IN WITNESS WHEREOF, the parties have hereunto executed this instrument for the purpose herein expressed, the day and year first above written.

Signed
in the presence of:

                  /s/ Donald E. Browning
                  --------------------------------------------------
                  Donald E. Browning    Lessor, Date  8/10/98

                  /s/ Seair, and Steven H. Kerr Lessee
                  --------------------------------------------------
                  As to Lessee: Seair, and Steven H. Kerr Lessee,  Date 8/10/98

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